Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS FILED FROM AND INCLUDING THE RESTATED CERTIFICATE OR A MERGER WITH A RESTATED CERTIFICATE ATTACHED OF "NEOSTEM, INC." AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

RESTATED CERTIFICATE, CHANGING ITS NAME FROM "PHASE III MEDICAL INC." TO "NEOSTEM, INC.", FILED THE TWENTY-NINTH DAY OF AUGUST, A.D. 2006, AT 5:49 O'CLOCK P.M.

CERTIFICATE OF AMENDMENT, FILED THE EIGHTH DAY OF AUGUST, A.D. 2007, AT 11:08 O'CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE NINTH DAY OF AUGUST, A.D. 2007, AT 10 O'CLOCK A.M.

CERTIFICATE OF DESIGNATION, FILED THE FIFTEENTH DAY OF APRIL, A.D. 2009, AT 5:05 O'CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

0899444 8100X

AUTHENTICATION: 7377341

090639285

DATE: 06-23-09

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:49 PM 08/29/2006
FILED 05:49 PM 08/29/2006
SRV 060805812 - 0899444 FILE

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
PHASE III MEDICAL INC.

Phase III Medical Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The name of the Corporation is Phase III Medical Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 18, 1980, under the name of Fidelity Medical Services, Inc. The name of the Corporation was changed to Phase III Medical Inc. by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware on July 24, 2003. The name of the Corporation is being changed to NeoStem, Inc. in connection with the filing of this Amended and Restated Certificate of Incorporation.

2. This Amended and Restated Certificate of Incorporation of Phase III Medical Inc., in the form attached hereto as Exhibit A, has been duly adopted by the directors and the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3. The Amended and Restated Certificate of Incorporation so adopted reads in its entirety as set forth in Exhibit A attached hereto and is incorporated herein by reference.

4. This Amended and Restated Certificate of Incorporation shall be effective on the date of filing with the Secretary of State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by its CEO on this 29th day of August, 2006.

Phase III Medical Inc.

By:____________________
Robin L. Smith
Chief Executive Officer

EXHIBIT A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NEOSTEM, INC.

FIRST: The name of the corporation is NeoStem, Inc. (hereinafter sometimes referred to as the "Corporation").

SECOND: The registered office of the Corporation is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware, 19808. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

THIRD: The nature of the business and the objects and purposes to be transacted, promoted and carried on are to do any or all of the things herein mentioned as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

To purchase, take, own, hold, deal in, mortgage or otherwise lien and to lease, sell, exchange, convey, transfer or in any manner whatever dispose of real property, within or without the State of Delaware.

To manufacture, purchase or otherwise acquire and to hold, own, mortgage or otherwise lien, pledge, lease, sell, assign, exchange, transfer or in any manner dispose of, and to invest, deal and trade in and with goods, wares, merchandise and personal property of any and every class and description, within or without the State of Delaware.

To acquire the good will, rights and property and to undertake the whole or any part of the assets and liabilities of any person, firm, association or corporation; to pay for the same in cash, the stock of this company, bonds or otherwise; to hold or in any manner to dispose of the whole or any part of the property so purchased; to conduct in any lawful manner the whole or any part of any business so acquired and to exercise all the powers necessary or convenient in and about the conduct and management of such business.

To guarantee, purchase or otherwise acquire, hold, sell, assign, transfer, mortgage, pledge or otherwise dispose of shares of the capital stock, bonds or other evidences of indebtedness created by other corporations and while the holder of such stock to exercise all the rights and privileges of ownership, including the right to vote thereon, to the same extend as a natural person might or could do.

To purchase or otherwise acquire, apply for, register, hold, use, sell or in any manner dispose of and to grant licenses or other rights in and in any manner deal with patents, inventions, improvements, processes, formulas, trademarks, trade names, rights and licenses secured under letters patent, copyrights or otherwise.

To enter into, make and perform contracts of every kind for any lawful purpose, with any person, firm, association or corporation, town, city, county, body politic, state, territory, government or colony or dependency thereof.

To borrow money for any of the purposes of the corporation and to draw, make, accept, endorse, discount, execute, issue, sell, pledge or otherwise dispose of promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable, transferable or non-transferable instruments and evidences of indebtedness and to secure the payment thereof and the interest thereon by mortgage or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation at the time owned or thereafter acquired.

To purchase, hold, sell and transfer the shares of its capital stock.

To have one or more offices and to conduct any or all of its operations and business and to promote its object, within or without the State of Delaware, without restriction as to place or amount.

To carry on any other business in connection therewith.

To do any or all of the things herein set forth as principal, agent, contractor, trustee or otherwise, alone or in company with others.

The objects and purposes specified herein shall be regarded as independent objects and purposes and, except where otherwise expressed, shall be in no way limited or restricted by reference to or inference from the terms of any other clause or paragraph of this certificate of incorporation.

FOURTH:

A. The total number of shares of stock which the Corporation shall have authority to issue is 505,000,000 shares, of which 500,000,000 shares are designated as common stock, having a par value of $.001 per share ("Common Stock") and 5,000,000 shares are designated as preferred stock, $.01 par value per share ("Preferred Stock").

B. Preferred Stock. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof of the Preferred Stock are as follows:

The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article FOURTH, to provide for the issuance of the Preferred Stock in series and by filing a Certificate pursuant to the Delaware General Corporation Law to establish the number of shares to be included in each such series. The Preferred Stock may be issued either as a class without series, or as so determined from time to time by the Board of Directors, either in whole or in part in one or more series, each series to be appropriately designated by a distinguishing number, letter or title prior to the issue of any shares thereof. Whenever the term "Preferred Stock" is used in this Article FOURTH, it shall be deemed to mean and include Preferred Stock issued as a class without series, or one or more series thereof, or both, unless the context shall otherwise require. There is hereby expressly granted to the Board of Directors of the Corporation authority, subject to the limitations provided by law, to fix the voting power, the designations, and the relative preferences, powers, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of each series of said

Preferred Stock and the variations in the relative powers, rights, preferences and limitations as between series, and to increase the number of shares constituting each series, and to decrease such number of shares (but not to less than the number of outstanding shares of the series), in the resolution or resolutions adopted by the Board of Directors providing for the issue of said Preferred stock.

The authority of the Board of Directors of the corporation with respect to each series shall include, but shall not be limited to, the authority to determine the following:

1. The designation of the series;
2. The number of shares initially constituting such series;
3. The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed;
4. The rate or rates and the times and conditions under which dividends on the shares of such series shall be paid, and, (i) if such dividends are payable in preference to, or in relation to, the dividends payable on any other class or classes of stock, the terms and conditions of such payment, and (ii) if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;
5. Whether or not the shares of such series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including, but not limited to, the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under conditions and at different redemption dates;
6. The amount payable on the shares of such series in the event of the dissolution of, or upon any distribution of the assets of, the Corporation;
7. Whether or not the shares of such series may be convertible into, or exchangeable for, shares of any other class or series and the price or prices and the rates of exchange and the terms of any adjustments to be made in connection with such conversion or exchange;
8. Whether or not the shares of such series shall have voting rights in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including but not limited to, the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock and the right to have more or less than one vote per share;
9. Whether or not a purchase fund shall be provided for the shares of such series, and, if such a purchase fund shall be provided, the terms and conditions thereof;

10. Whether or not a sinking fund shall be provided for the redemption of the shares of such series and if such a sinking fund shall be provided, the terms and conditions thereof; and

11. Any other powers, preferences and relative, participating, optional, or other special rights, and qualifications, limitations or restrictions thereof, as shall not be inconsistent with the provisions of this Article FOURTH or the limitations provided by law.

C. Common Stock. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof of the Common Stock are as follows:

1. Subject to the rights of the Preferred stockholders, the holders of the Common Stock shall be entitled to receive such dividends as may be declared thereon by the Board of Directors of the Corporation in its discretion, from time to time, out of any funds or assets of the Corporation lawfully available for the payment of such dividends.

2. In the event of any liquidation, dissolution or winding up of the Corporation, or any reduction of its capital, resulting in a distribution of its assets to its stockholders, whether voluntary or involuntary, then, after there shall have been paid or set apart for the holders of the Preferred Stock the full preferential amounts to which they are entitled, the holders of the Common Stock shall be entitled to receive as a class, pro rata, the remaining assets of the Corporation available for distribution to its stockholders.

3. For any and all purposes of this Certificate of Incorporation, neither the merger or consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor a sale, transfer or lease of all or substantially all of the assets of the Corporation, or any other transaction or series of transactions having the effect of a reorganization shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

4. Except as otherwise expressly provided by, law or in a resolution of the Board of Directors providing voting rights to the holders of the Preferred Stock, the holders of the Common Stock shall possess exclusive voting power for the election of directors and for all other purposes and each holder thereof shall be entitled to one vote for each share thereof.

D. The Corporation is hereby reducing the number of shares of Common Stock issued and outstanding by means of a reverse stock split. Effective at 9:00 a.m. (the "Effective Time") on August 31, 2006 (the "Effective Date"), each ten (10) shares of authorized Common Stock issued and outstanding or held in the treasury of the Corporation immediately prior to the Effective Time shall automatically be reclassified and changed into one (1) validly issued, fully paid and nonassessable share of Common Stock (a "New Share"). Each holder of record of shares of Common Stock so reclassified and changed shall at the Effective Time automatically become the record owner of the number of New Shares as shall result from such reclassification and change. Each such record holder shall be entitled to receive, upon the surrender of the

certificate or certificates representing the shares of Common Stock so reclassified and changed at the office of the transfer agent of the Corporation in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of the Corporation, a new certificate or certificates representing the number of New Shares of which he or she is the record owner after giving effect to the provisions of this Article FOURTH. The Corporation shall not issue fractional New Shares. Stockholders entitled to receive fractional New Shares shall, in lieu thereof, be rounded up to the next whole share of Common Stock held by such holder immediately prior to the Effective Time which have not been classified into a whole New Share.

FIFTH: Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any Court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such a manner as the Court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if made, be binding upon all of the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

SIXTH: The corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, upon a plea of nolo contendere or equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

SEVENTH: The Board of Directors shall have the power to make, alter or repeal the By-laws.

EIGHTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed

by law and all rights conferred on officers, directors and stockholders herein are granted subject to this reservation.

NINTH: The personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director is hereby eliminated, provided that this Article shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under section 174 of Title 8 of the Delaware Code, or (iv) for any transaction from which the director derived an improper personal benefit. This article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date this Article first became effective.

TENTH: The Series B Convertible Redeemable Preferred Stock, shall be designated the following relative rights, preferences and limitations as follows:

Section 1. Designation and Amount; Rank

There is hereby established a series of preferred stock which is designated "Series B Convertible Redeemable Preferred Stock" (referred to herein as "Series B Convertible Redeemable Preferred Stock"). The number of shares which will constitute such series shall be Eight Hundred Twenty-Five Thousand (825,000). The Series B Convertible Redeemable Preferred Stock shall rank pari passu with the Common Stock with respect to the payment of dividends and to the distribution of assets upon liquidation, dissolution or winding up.

Section 2. Dividends.

So long as any shares of the Series B Convertible Redeemable Preferred Stock are outstanding, no dividend shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to, or on a parity with, the Series B Convertible Redeemable Preferred Stock as to dividends or upon liquidation, dissolution or winding up, unless, in the case of Preferred Stock, the same dividend is declared, paid or set aside for payment on all outstanding shares of the Series B Convertible Redeemable Preferred Stock or in the case of Common Stock, ten times such dividend per share is declared, paid or set aside for payment on each outstanding share of the Series B Preferred Stock.

Section 3. General, Class and Series Voting Rights.

Except as otherwise provided by law, each share of the Series B Convertible Redeemable Preferred Stock shall have the same voting rights as ten (10) shares of Common Stock and the holders of the Series B Convertible Redeemable Preferred Stock and the Common Stock shall vote together as one class on all matters.

The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Convertible Redeemable Preferred Stock shall have been converted into

Common Stock or shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption.

Section 4. Redemption.

(A) The shares of Series B Convertible Redeemable Preferred Stock are not redeemable prior to March 31, 2000. At any time on or after such date through June 30, 2000, the shares of Series B Convertible Redeemable Preferred Stock are redeemable, in whole or in part, at the option of the "Special Director" of the corporation, at the redemption price per share of $.10, if the "Trigger Conditions" have not been met.

(B) For purposes of this paragraph, the "Trigger Condition" shall mean that:

(a) the closing bid prices of the Common Stock of the corporation as reported by Nasdaq (or otherwise as set forth below) is greater than $2.00 per share during a period of any ten (10) consecutive trading days and

(b) either

(i) the corporation's net revenues for any fiscal quarter through the fiscal quarter ended March 31, 2000 are $1 million or more (as computed by the corporation's regular independent public accountants); or

(ii) the corporation has received net receipts of not less than $2.5 million from the sale of its Common Stock from the date hereof through March 31, 2000.

For the purpose of any computation under the foregoing paragraph, the closing price per share of Common Stock on any date shall be the reported last sale price, regular way, or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, regular way, in either case as reported on the New York Stock Exchange Composite Tape or, if the Common Stock is not listed or admitted to trading on the New York Stock Exchange at such time, on the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, on the Nasdaq National Market or, if the Common Stock is not quoted on the Nasdaq National Market, the average of the closing bid prices on such day in the over-the-counter market as reported by Nasdaq or, if bid prices for the Common Stock on each such day shall not have been reported through Nasdaq, the average of the bid prices for such date as furnished by any New York Stock Exchange member firm regularly making a market in the Common Stock selected from time to time by the Board of Directors of the corporation for such purpose or, if no such quotations are available, the fair market value of the Common Stock as determined by a New York Stock

Exchange member firm regularly making a market in the Common Stock selected from time to time by the Board of Directors of the corporation for such purpose.

(C) For purposes of this paragraph, the "Special Director" mean James Fyfe or his successor as director of the corporation if such successor has been approved by Fyfe. So long as any shares of the Class B Preferred Stock are outstanding, through June 30, 2000, the corporation shall nominate to the Board of Directors Fyfe or, if Fyfe so determines, Fyfe's designee.

(D) In the event the corporation shall elect to redeem the shares of Series B Convertible Redeemable Preferred Stock following the Trigger Condition, the corporation shall give notice to the holders of record of shares of the Series B Convertible Redeemable Preferred Stock being so redeemed, not less than 30 nor more than 60 days prior to such redemption, by first class mail, postage prepaid, at their addresses as shown on the stock registry books of the corporation, that said shares are being redeemed, provided that without limiting the obligation of the corporation hereunder to give the notice provided in this Section 5(D), the failure of the corporation to give such notice shall not invalidate any corporate action by the corporation. Each such notice shall state: (i) the redemption date; (ii) that all of the shares of Series B Convertible Redeemable Preferred Stock are to be redeemed; (iii) that the redemption price is $.10 per share; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that such holder does not have the right to convert such shares into Common Stock.

(E) Notice having been mailed as aforesaid, from and after the applicable redemption date (unless default shall be made by the corporation in providing money for the payment of the redemption price), said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the corporation (except the right to receive from the corporation the redemption price) shall cease. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the corporation shall so require and the notice shall so state), such shares shall be redeemed by the corporation at the redemption price aforesaid.

(F) Any shares of Series B Convertible Redeemable Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors of the corporation.

Section 5. <u>**Conversion.**</u>

(A) The holder of any share of Series B Convertible Redeemable Preferred Stock shall have the right, at such holder's option (but not if such share is called for redemption), exercisable on or after September 30, 2000, to convert such share into ten

(10) fully paid and non-assessable shares of Common Stock (the "Conversion Rate"). The Conversion Rate shall be subject to adjustment as set forth below.

(B) In order to exercise the conversion privilege, the holder of shares of Series B Convertible Redeemable Preferred Stock shall surrender the certificates representing such shares, accompanied by transfer instruments satisfactory to the corporation and sufficient to transfer the Series B Convertible Redeemable Preferred Stock being converted to the corporation free of any adverse interest, at any of the offices or agencies maintained for such purpose by the corporation ("Conversion Agent") and shall give written notice to the corporation at such Conversion Agent that the holder elects to convert such shares. Such notice shall also state the names, together with addresses, in which the certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. As promptly as practicable after the surrender of such shares of Series B Convertible Redeemable Preferred Stock as aforesaid, the corporation shall issue and shall deliver at such Conversion Agent to such holder, or on his written order, a certificate for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions hereof. Balance certificates will be issued for the remaining shares of Series B Convertible Redeemable Preferred Stock in any case in which fewer than all of the shares of Series B Convertible Redeemable Preferred Stock represented by a certificate are converted. Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which shares of Series B Convertible Redeemable Preferred Stock shall have been so surrendered and such notice received by the corporation as aforesaid, and the persons in whose names any certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holders of record of the Common Stock represented thereby at such time, unless the stock transfer books of the corporation shall be closed on the date on which shares of Series B Convertible Redeemable Preferred Stock are so surrendered for conversion, in which event such conversion shall be deemed to have been effected immediately prior to the close of business on the next succeeding day on which such stock transfer books are open, and such persons shall be deemed to have become such holders of record of the Common Stock at the close of business on such later day. In either circumstance, such conversion shall be at the Conversion Rate in effect on the date upon which such share shall have been surrendered and such notice received by the corporation.

(C) In the case of any share of Series B Convertible Redeemable Preferred Stock which is converted after any record date with respect to the payment of a dividend on the Series B Convertible Redeemable Preferred Stock and on or prior to the Dividend Payment Date related to such record date, the dividend due on such Dividend Payment Date shall be payable on such Dividend Payment Date to the holder of record of such share as of such preceding record date notwithstanding such conversion.

(D) No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of any shares of Series B Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Series B Convertible Redeemable Preferred

Stock, the corporation shall pay to the holder of such share of Series B Convertible Redeemable Preferred Stock an amount in cash (computed to the nearest cent, with one-half cent being rounded upward) equal to such fraction multiplied by the reported closing price (as defined above) of the Common Stock at the close of business on the day on which such share or shares of Series B Convertible Redeemable Preferred Stock are surrendered for conversion in the manner set forth above, or if such date is not a trading date, on the next succeeding trading date. If more than one certificate representing shares of Series B Convertible Redeemable Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series B Convertible Redeemable Preferred Stock represented by such certificates, or the specified portions thereof to be converted, so surrendered.

(E) The Conversion Rate shall be adjusted from time to time as follows:

(i) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock and the Series B Convertible Redeemable Preferred Stock is not similarly subdivided, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock and the Series B Convertible Redeemable Preferred Stock is not similarly subdivided, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(ii) Whenever the Conversion Rate is adjusted as herein provided, (x) the corporation shall promptly file with any Conversion Agent a certificate of a firm of independent public accountants setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment, and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment, and (y) a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be given by the corporation to any Conversion Agent and mailed by the corporation to each holder of shares of Series B Convertible Redeemable Preferred Stock at their last address as the same appears on the books of the corporation.

(F) In case of any consolidation of the corporation with, or merger of the corporation into, any other entity (other than a merger or consolidation in which the corporation is the continuing corporation) or any sale or conveyance to another corporation of the property of the corporation as an entirety or substantially as an entirety, or in the case of a statutory exchange of securities with another corporation, or any reclassification of shares, the Conversion Rate shall not be adjusted but each holder of a share of Series B Convertible Redeemable Preferred Stock then outstanding shall

have the right thereafter to convert such share only into the kind and amount of securities, cash and other property which such holder would have owned or have been entitled to receive immediately after such consolidation, merger, sale, conveyance, exchange or reclassification had such share of Series B Convertible Redeemable Preferred Stock been converted immediately prior to such consolidation, merger, sale, conveyance, exchange or reclassification. Provision shall be made in any such consolidation, merger, sale, conveyance, exchange or reclassification for adjustments in the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section (E). The above provisions shall similarly apply to successive consolidations, mergers, sales, conveyances, exchange or reclassification.

For purposes of this Section 5, "Common Stock" includes any stock of any class of the corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation and which is not subject to redemption by the corporation. However, subject to the provisions of paragraph (F) above, shares issuable on conversion of shares of Series B Convertible Redeemable Preferred Stock shall include only shares of the class designated as Common Stock of the corporation on the date of the initial issuance of Series B Convertible Redeemable Preferred Stock by the corporation, or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation and which are not subject to redemption by the corporation.

In case:

(i) the corporation shall declare a stocks split, stock dividend (or any other distribution) on its Common Stock that would cause an adjustment to the Conversion Rate of the Series B Convertible Redeemable Preferred Stock pursuant to the terms of subparagraph (i) of Paragraph (E) above; or

(ii) of any reclassification of the Common Stock of the corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation, merger or share exchange to which the corporation is a party and for which approval of any stockholders of the corporation is required, or of the sale or conveyance, of the property of the corporation as an entirety or substantially as an entirety; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding up of the corporation;

then the corporation shall cause to be filed with any Conversion Agent, and shall cause to be mailed to all holders of shares of Series B Convertible Redeemable Preferred Stock at each such holder's last address as the same appears on the books of the corporation, at least 20 days (or 10 days in any case specified in clause (i) above) prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights

or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, share exchange, sale, conveyance, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, conveyance, dissolution, liquidation or winding up. Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in clauses (i) through (iii) above.

The corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversions of shares of Series B Convertible Redeemable Preferred Stock pursuant hereto; provided, however, that the corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Series B Convertible Redeemable Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the corporation the amount of any such tax or has established, to the satisfaction of the corporation, that such tax has been paid.

The corporation covenants that all shares of Common Stock which may be delivered upon conversions of shares of Series B Convertible Redeemable Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any pre-emptive rights. The corporation further covenants that, if necessary, it shall reduce the par value of the Common Stock so that all shares of Common Stock delivered upon conversion of shares of Series B Convertible Redeemable Preferred Stock are fully paid and non-assessable.

The corporation covenants that it will at all times reserve and keep available, free from pre-emptive rights, out of its authorized but unissued shares of Common Stock or its issued shares of Common; Stock held in its treasury, or both, for the purpose of effecting conversions of shares of Series B Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series B Convertible Redeemable Preferred Stock not theretofore converted. For purposes of this reservation of Common Stock, the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series B Convertible Redeemable Preferred Stock shall be computed as if at the time of computation all outstanding shares of Series B Convertible Redeemable Preferred Stock were held by a single holder. The issuance of shares of Common Stock upon conversion of shares of Series B Convertible Redeemable Preferred Stock is authorized in all respects.

Section 6. Liquidation.

In the event of any voluntary or involuntary dissolution, liquidation or winding up of the corporation (for the purposes of this Section 6, a "Liquidation"), after any distribution of assets is made to the holders of any other class or series of stock that ranks prior to the Series B Convertible Redeemable Preferred Stock in respect of distributions upon the Liquidation of the corporation, the holder of each share of Series B Convertible Redeemable Preferred Stock then

outstanding shall be entitled to be paid out of the assets of the corporation available for distribution to its stockholders, an amount on a pari passu basis equal to ten times the amount per share distributed to the holders of the Common Stock.

The voluntary sale, conveyance, lease, exchange or transfer of the property of the corporation as an entirety or substantially as an entirety, or the merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into the corporation, or any purchase or redemption of some or all of the shares of any class or series of stock of the corporation, shall not be deemed to be a Liquidation of the corporation for the purposes of the Section 6 (unless in connection therewith the Liquidation of the corporation is specifically approved).

The holder of any shares of Series B Convertible Redeemable Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section 6 until such holder shall cause to be delivered to the corporation (i) the certificate or certificates representing such shares of Series B Convertible Redeemable Preferred Stock and (ii) transfer instrument or instruments satisfactory to the corporation and sufficient to transfer such shares of Series B Convertible Redeemable Preferred Stock to the corporation free of any adverse interest. As in the case of the redemption price, no interest shall accrue on any payment upon Liquidation after the due date thereof.

After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Series B Convertible Redeemable Preferred Stock will not be entitled to any further participation in any distribution of assets by the corporation.

Section 7. <u>Payments</u>.

The corporation may provide funds for any payment of the redemption price for any shares of Series B Convertible Redeemable Preferred Stock or any amount distributable with respect to any Series B Convertible Redeemable Preferred Stock under Section 6 hereof by depositing such funds with a bank or trust company selected by the corporation having a net worth of at least $50,000,000 and organized under the laws of the United States or any state thereof, in trust for the benefit of the holder of such shares of Series B Convertible Redeemable Preferred Stock under arrangements providing irrevocably for payment upon satisfaction of any conditions to such payment by the holder of such shares of Series B Convertible Redeemable Preferred Stock which shall reasonably be required by the corporation. The corporation shall be entitled to make any deposit of funds contemplated by this section 7 under arrangements designated to permit such funds to generate interest or other income for the corporation, and the corporation shall be entitled to receive all interest and other income earned by any funds while they shall be deposited as contemplated by this section 7, provided that the corporation shall maintain on deposit funds sufficient to satisfy all payments which the deposit arrangement shall have been established to satisfy if the conditions precedent to the disbursement of any funds deposited by the corporation pursuant to this Section 7 shall not have been satisfied within two years after the establishment of the trust for such funds, then (i) such funds shall be returned to the corporation upon its request; (ii) after such return, such funds shall be free of any trust which shall have been impressed upon them; (iii) the person entitled to the payment for which been

originally intended shall have the right to look only to the corporation for such payment, subject to applicable escheat laws; and (iv) the trustee which shall have held such funds shall be relieved of any responsibility for such of such funds to the corporation.

Any payment which may be owed for the payment of the redemption price for any shares of Series B Convertible Redeemable Preferred Stock pursuant to Section 4 or the payment of any amount distributable with respect to the shares of Series B Convertible Redeemable Preferred Stock under Section 6 shall be deemed to have been "paid or properly provided for" upon the earlier to occur of: (i) the date upon which funds sufficient to make such payment shall be deposited in a manner contemplated by the preceding paragraph or (ii) the date upon which a check payable to the person entitled to receive such payment shall be delivered to such person or mailed to such person at the address of such person then appearing on the books of the corporation.

Section 8. Status of Reacquired Shares.

Shares of Series B Convertible Redeemable Preferred Stock issued and reacquired by the corporation shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to series, subject to later issuance.

Section 9. Preemptive Rights.

Holders of shares of Series B Convertible Redeemable Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the corporation.

Section 10. Legal Holidays.

In any case where any Dividend Payment Date, redemption date or the last date on which a holder of Series B Convertible Redeemable Preferred Stock has the right to convert such holder's shares of Series B Convertible Redeemable Preferred Stock shall not be a Business Day (as defined below), then (notwithstanding any other provision of this Certificate of Designation of the Series B Preferred Stock) payment of a dividend due or a redemption price or conversion of the shares of Series B Convertible Redeemable Preferred Stock need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Dividend Payment Date or redemption date or the last day for conversion, provided that, for purposes of computing such payment, no interest shall accrue for the period from and after such Dividend Payment Date or redemption date, as the case may be. As used in this Section 10, "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York or the State of New Jersey are authorized or obligated by law or executive order to close.

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:09 AM 08/08/2007
FILED 11:08 AM 08/08/2007
SRV 070900970 - 0899444 FILE

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NEOSTEM, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, NeoStem, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), does hereby certify as follows:

1. The name of the Corporation is NeoStem, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 18, 1980, under the name of Fidelity Medical Services, Inc. The name of the Corporation was changed to Corniche Group Incorporated by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware on September 28, 1995. The name of the Corporation was changed to Phase III Medical Inc. by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of Delaware on July 24, 2003. The name of the Corporation was changed to NeoStem, Inc. by filing an Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on August 29, 2006.

2. The Board of Directors of the Corporation has duly adopted a resolution pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The requisite stockholders of the Corporation have duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware. The amendment amends the Amended and Restated Certificate of Incorporation of the Corporation as follows:

Article FOURTH is hereby amended by adding a Section E which reads as follows:

"1. Effective upon the filing of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), the shares of Common Stock issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time are reclassified into a smaller number of shares such that each ten (10) shares of issued Common Stock immediately prior to the Effective Time is reclassified into one (1) share of Common Stock. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the reclassification shall be entitled to be rounded up to the next whole share of Common Stock.

2. Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (as well as the right to receive a whole share in lieu of a fractional share of Common Stock), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified (including the right to receive a whole share in lieu of a fractional share of Common Stock)."

3. This Certificate of Amendment shall be effective August 9, 2007 at 10:00 a.m.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President on this 8th day of August, 2007.

By:________________
Name: Robin L. Smith
Title: President

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:19 PM 04/15/2009
FILED 05:05 PM 04/15/2009
SRV 090366790 - 0899444 FILE

CERTIFICATE OF DESIGNATION
of
SERIES D CONVERTIBLE REDEEMABLE PREFERRED STOCK
of
NEOSTEM, INC.
(Pursuant to Section 151(g) of the
Delaware General Corporation Law)

It is hereby certified that:

1. The name of the corporation is NeoStem, Inc. (hereinafter called the "Corporation").

2. The Certificate of Incorporation of the Corporation, as amended (the "Certificate of Incorporation") authorizes the issuance of 5,000,000 shares of Preferred Stock, par value $.01 per share, and expressly vests in the Board of Directors of the Corporation the authority to issue any or all of said shares in one or more series and by resolution to fix the designation and number of shares of the class and series acted upon, the full or limited voting powers or the denial of voting powers, and the relative rights, preferences and limitations and other distinguishing characteristics of each such class and series to be issued.

3. Pursuant to such authority, the following resolutions were duly adopted by the Board of Directors of the Corporation as required by Subsection 151(g) of the Delaware General Corporation Law on March 13, 2009 and March 29, 2009 creating a series of Series D Convertible Redeemable Preferred Stock.

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation in accordance with the provisions of the Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $.01 per share, of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof (in addition to the provisions set forth in the Certificate of Incorporation, which are applicable to the Preferred Stock of all series) as follows:

ARTICLE THIRTEENTH
SERIES D CONVERTIBLE REDEEMABLE PREFERRED STOCK,
PAR VALUE $.01 PER SHARE

Section 1. Designation and Amount; Rank

There is hereby established a series of preferred stock which is designated "Series D Convertible Redeemable Preferred Stock" (referred to herein as "Series D Preferred Stock"). The number of shares which will constitute such series shall be one million six hundred thousand (1,600,000). The Series D Preferred Stock shall rank senior to all of the Corporation's capital stock with respect to the payment of dividends and to the distribution of assets upon liquidation, dissolution or winding up.

Section 2. **Dividends.**

From and after the date of the issuance of any shares of Series D Preferred Stock, dividends at the rate per annum of $1.25 per share shall accrue on such shares of Series D Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock) (the "Accruing Dividends"). Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided however, that except as set forth in the following sentence of this Section 2 or Section 6, such Accruing Dividends shall be payable in cash on April 9th of each year beginning on April 9, 2010 provided that such shares of Series D Preferred Stock remain issued and outstanding on each such date. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Series D Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series D Preferred Stock in an amount at least equal to the greater of (i) the amount of the aggregate Accruing Dividends then accrued on such share of Series D Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series D Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Series D Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Series D Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Series D Original Issue Price (as defined below); provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Corporation, the dividend payable to the holders of Series D Preferred Stock pursuant to this Section 2 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Series D Preferred Stock dividend. The "Series D Original Issue Price" shall mean $12.50 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series D Preferred Stock.

Section 3. General, Class and Series Voting Rights.

Except as otherwise provided by law, each share of the Series D Preferred Stock shall not have any voting rights.

Section 4. Redemption.

(A) If by October 31, 2009 the affirmative vote of the number of holders of the Corporation's stock required pursuant to the Amended and Restated By-Laws of the Corporation and subject to the rules of the NYSE Amex to convert the shares of Series D Preferred Stock into Common Stock pursuant to Section 5(A) has not been achieved, the Company shall automatically redeem all shares of Series D Preferred Stock at the redemption price per share of $12.50 plus the Accruing Dividends as of such date.

(B) In the event of a redemption of the shares of Series D Preferred Stock, the Corporation shall give notice to the holders of record of shares of the Series D Preferred Stock being so redeemed by first

class mail, postage prepaid, at their addresses as shown on the stock registry books of the Corporation, that said shares have been redeemed, provided that without limiting the obligation of the Corporation hereunder to give the notice provided in this Section 4(B), the failure of the Corporation to give such notice shall not invalidate any corporate action by the Corporation. Each such notice shall state: (i) the redemption date; (ii) that all of the shares of Series D Preferred Stock have been redeemed; (iii) that the redemption price is $12.50 plus the Accruing Dividends as of such date per share; and (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(C) Notice having been mailed as aforesaid, from and after the redemption date, said shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid.

(D) Any shares of Series D Preferred Stock which shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors of the Corporation.

Section 5. Conversion.

(A) Upon the affirmative vote of the number of holders of the Corporation's stock required pursuant to the Amended and Restated By-Laws of the Corporation and subject to the rules of the NYSE Amex (such date, the "Conversion Date"), each share of Series D Preferred Stock shall automatically convert into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Series D Original Issue Price by (ii) $1.25 (the "Conversion Rate"). The Conversion Rate shall be subject to adjustment as provided below.

(B) Each holder of shares of Series D Preferred Stock shall surrender the certificates representing such shares, accompanied by transfer instruments satisfactory to the Corporation and sufficient to transfer the Series D Preferred Stock being converted to the Corporation free of any adverse interest, at any of the offices or agencies maintained for such purpose by the Corporation ("Conversion Agent"), together with a written notice to the Corporation at such Conversion Agent stating the names, together with addresses, in which the certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. As promptly as practicable after the surrender of such shares of Series D Preferred Stock as aforesaid, the Corporation shall issue and shall deliver at such Conversion Agent to such holder a certificate for the number of full shares of Common Stock issuable upon the conversion of such shares in accordance with the provisions hereof. Each conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and the persons in whose names any certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holders of record of the Common Stock represented thereby at such time. Any such conversion shall be at the Conversion Rate in effect on the Conversion Date.

(C) In the case of any share of Series D Preferred Stock which is converted after any record date with respect to the payment of a dividend on the Series D Preferred Stock and on or prior to the Dividend Payment Date related to such record date, the dividend due on such Dividend Payment Date shall be payable on such Dividend Payment Date to the holder of record of such share as of such preceding record date notwithstanding such conversion.

(D) No fractional shares or scrip representing fractions of shares of Common Stock shall be issued upon conversion of any shares of Series D Preferred Stock. Instead of any fractional interest in a share of Common Stock which would otherwise be deliverable upon the conversion of a share of Series D Preferred Stock, the Corporation shall round the number of shares of Common Stock down to the nearest whole share. If more than one certificate representing shares of Series D Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series D Preferred Stock represented by such certificates, or the specified portions thereof to be converted, so surrendered.

(E) The Conversion Rate shall be adjusted from time to time as follows:

(i) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock and the Series D Preferred Stock is not similarly subdivided, the Conversion Rate in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately increased, and, conversely, in case outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock and the Series D Preferred Stock is not similarly subdivided, the Conversion Rate in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately decreased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(ii) Whenever the Conversion Rate is adjusted as herein provided, (x) the Corporation shall promptly file with any Conversion Agent a certificate of a firm of independent public accountants setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment, and the manner of computing the same, which certificate shall be conclusive evidence of the correctness of such adjustment, and (y) a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be given by the Corporation to any Conversion Agent and mailed by the Corporation to each holder of shares of Series D Preferred Stock at their last address as the same appears on the books of the Corporation.

(F) In case of any consolidation of the Corporation with, or merger of the Corporation into, any other entity (other than a merger or consolidation in which the Corporation is the continuing Corporation) or any sale or conveyance to another Corporation of the property of the Corporation as an entirety or substantially as an entirety, or in the case of a statutory exchange of securities with another Corporation, or any reclassification of shares, the Conversion Rate shall not be adjusted but each holder of a share of Series D Preferred Stock then outstanding shall have the right thereafter to convert such share only into the kind and amount of securities, cash and other property which such holder would have owned or have been entitled to receive immediately after such consolidation, merger, sale, conveyance, exchange or reclassification had such share of Series D Preferred Stock been converted immediately prior to such consolidation, merger, sale, conveyance, exchange or reclassification. Provision shall be made in any such consolidation, merger, sale, conveyance, exchange or reclassification for adjustments in the Conversion Rate which shall be as nearly equivalent as may be practicable to the adjustments provided for in Section (E). The above provisions shall similarly apply to successive consolidations, mergers, sales, conveyances, exchange or reclassification.

For purposes of this Section 5, "Common Stock" includes any stock of any class of the Corporation which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which is not subject to redemption by the Corporation. However, subject to the provisions of paragraph (F) above, shares issuable on conversion of shares of Series D Preferred Stock shall include only shares of the class

designated as Common Stock of the Corporation on the date of the initial issuance of Series D Preferred Stock by the Corporation, or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation and which are not subject to redemption by the Corporation.

In case:

(i) the Corporation shall declare a stocks split, stock dividend (or any other distribution) on its Common Stock that would cause an adjustment to the Conversion Rate of the Series D Preferred Stock pursuant to the terms of subparagraph (i) of Paragraph (E) above, or

(ii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), or of any consolidation, merger or share exchange to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or of the sale or conveyance, of the property of the Corporation as an entirety or substantially as an entirety; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with any Conversion Agent, and shall cause to be mailed to all holders of shares of Series D Preferred Stock at each such holder's last address as the same appears on the books of the Corporation, at least 20 days (or 10 days in any case specified in clause (i) above) prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, rights or warrants are to be determined, or (y) the date on which such reclassification, consolidation, merger, share exchange, sale, conveyance, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, share exchange, sale, conveyance, dissolution, liquidation or winding up. Neither the failure to give such notice nor any defect therein shall affect the legality or validity of the proceedings described in clauses (i) through (iii) above.

The Corporation will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on conversions of shares of Series D Preferred Stock pursuant hereto; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of shares of Common Stock in a name other than that of the holder of the shares of Series D Preferred Stock to be converted and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

The Corporation covenants that all shares of Common Stock which may be delivered upon conversions of shares of Series D Preferred Stock will upon delivery be duly and validly issued and fully paid and non-assessable, free of all liens and charges and not subject to any pre-emptive rights. The Corporation further covenants that, if necessary, it shall reduce the par value of the Common Stock so that all shares of Common Stock delivered upon conversion of shares of Series D Preferred Stock are fully paid and non-assessable.

The Corporation covenants that it will at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Common Stock or its issued shares of Common; Stock held in its treasury, or both, for the purpose of effecting conversions of shares of Series D Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all outstanding shares of Series D Preferred Stock not theretofore converted. For purposes of this reservation of Common Stock, the number of shares of Common Stock which shall be deliverable upon the conversion of all outstanding shares of Series D Preferred Stock shall be computed as if at the time of computation all outstanding shares of Series D Preferred Stock were held by a single holder. The issuance of shares of Common Stock upon conversion of shares of Series D Preferred Stock is authorized in all respects.

Section 6. Liquidation.

In the event of any voluntary or involuntary dissolution, liquidation or winding up of the Corporation (for the purposes of this Section 6, a "Liquidation"), prior to any distribution of assets to the holders of the Series B Preferred Stock and any other class or series of stock of the Corporation, the holder of each share of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount per share equal to $12.50 plus the Accruing Dividends (the "Series D Preference"). Following the payment of the Series D Preference and the payment of any distributions required to be made to the holders of the Series B Preferred Stock in respect of distributions upon the Liquidation of the Corporation, the holder of each share of Series D Preferred Stock then outstanding shall be entitled to be paid out of the remaining assets of the Corporation available for distribution an amount on a pari passu basis equal to ten (10) times the amount per share distributed to the holders of the Common Stock.

The voluntary sale, conveyance, lease, exchange or transfer of the property of the Corporation as an entirety or substantially as an entirety, or the merger or consolidation of the Corporation into or with any other Corporation, or the merger of any other Corporation into the Corporation, or any purchase or redemption of some or all of the shares of any class or series of stock of the Corporation, shall not be deemed to be a Liquidation of the Corporation for the purposes of the Section 6 (unless in connection therewith the Liquidation of the Corporation is specifically approved).

The holder of any shares of Series D Preferred Stock shall not be entitled to receive any payment owed for such shares under this Section 6 until such holder shall cause to be delivered to the Corporation (i) the certificate or certificates representing such shares of Series D Preferred Stock and (ii) transfer instrument or instruments satisfactory to the Corporation and sufficient to transfer such shares of Series D Preferred Stock to the Corporation free of any adverse interest. As in the case of the redemption price, no interest shall accrue on any payment upon Liquidation after the due date thereof.

After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of the Series D Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation.

Section 7. Status of Reacquired Shares.

Shares of Series D Preferred Stock issued and reacquired by the Corporation shall have the status of authorized and unissued shares of Preferred Stock, undesignated as to series, subject to later issuance.

Section 8. Preemptive Rights.

Holders of shares of Series D Preferred Stock are not entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

Section 9. **Legal Holidays.**

In any case where any Dividend Payment Date, redemption date or the last date on which a holder of Series D Preferred Stock has the right to convert such holder's shares of Series D Preferred Stock shall not be a Business Day (as defined below), then (notwithstanding any other provision of this Certificate of Designation of the Series D Preferred Stock) payment of a dividend due or a redemption price or conversion of the shares of Series D Preferred Stock need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Dividend Payment Date or the last day for conversion, provided that, for purposes of computing such payment, no interest shall accrue for the period from and after such Dividend Payment Date or redemption date, as the case may be. As used in this Section 9, "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York or the State of New Jersey are authorized or obligated by law or executive order to close.

FURTHER RESOLVED, that the statements contained in the foregoing resolutions creating and designating the said Series D Issue of Preferred Stock and fixing the number, voting rights, powers, preferences and relative, optional, participating, and other special rights and the qualifications, limitations, restrictions, and other distinguishing characteristics thereof shall, upon the effective date of said series, be deemed to be included in and be a part of the Certificate of Incorporation of the Corporation pursuant to the provisions of Sections 104 and 151 of the General Corporation Law of the State of Delaware.

FURTHER RESOLVED, that the effective time and date of the series herein certified shall be April 9, 2009.

IN WITNESS WHEREOF, NEOSTEM, INC. has caused this certificate to be signed by its President, this 9th day of April 2009.

NEOSTEM, INC.

By: ______________________

Name: Robin Smith

Title: Chief Executive Officer